Zion Oil & Gas, Inc.

Audit Committee Complaint Procedures

The Audit Committee has established the following procedures for: (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by Zion employees of concerns regarding questionable accounting or auditing matters.

a. Zion will publish on its website special mail and e-mail addresses and a toll-free telephone number for receiving complaints regarding accounting, internal accounting controls, or auditing matters.

b. Employees may also use the confidential and anonymous Business Conduct Hotline to submit concerns regarding questionable accounting or auditing matters.

c. Copies of all complaints regarding accounting, internal accounting controls or auditing matters received on the toll-free telephone number and on the Business Conduct Hotline will be sent directly to a member of the Audit Committee for first reading and further handling. A complaint distribution procedure shall be established by the Audit Committee such that the designated recipient is rotated among the committee members on either a regular basis or random basis. The recipient of the complaint will record the complaint and his disposition of it. A copy of the record will be filed with the minutes of the Committee, and sent to the Office of the General Counsel for processing pursuant to provisions (d) and (e) below. A copy of the record will also be sent to all other members of the Committee. Actions taken by the recipient may include any or all of the following:

1. Take no action (other than recording the complaint and filing the record with the Committee minutes, the other members of the Committee and the Office of the General Counsel as aforesaid.)

2. Make further investigation immediately to determine the severity of the complaint.

3. Refer the matter to the Chairman of the Audit Committee.

4. Refer the matter to the Company's General Counsel.

5. Refer the matter to management of the Company (at the appropriate level).

6. Recommend to the Committee that the matter be referred to outside counsel, whether the Company's outside counsel, or outside counsel specially retained pursuant to provision (f) below.

d. Copies of all complaints regarding accounting, internal accounting controls, or auditing matters, however received by the Company will be forwarded upon receipt and compiled by the Company's Office of the General Counsel and Compliance Office and will be provided on a quarterly basis to members of the Audit Committee; provided, however, and without regard to the disposition of the complaint as provided by provision (b) above, any such complaints received in respect of any executive officer of Zion will be brought by the General Counsel or Chief Compliance Officer to the Audit Committee's attention within two business days of its receipt.

e. All complaints will be tracked on a separate Audit Committee complaints docket, but will be processed by the Company's Office of the General Counsel and Compliance Office, except as the Audit Committee may request.

f. The status of the complaints docketed on the Audit Committee complaints docket will be reported on a quarterly basis to the Audit Committee and, if the Audit Committee so directs, to the full Board.

g. The Audit Committee may request special treatment, including the retention of outside counsel or other advisors, for any complaint addressed to it.

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Contact Zion's Audit Committee, Board of Directors and/or the Independent Directors

Please choose one of the below-listed options to report complaints about Zion's accounting, internal accounting controls or auditing matters or other concerns about Zion's Business Conduct to the Board of Directors or the Audit Committee.
Call the Audit Committee		+800-__________________

Write to the Zion Board or		6510 Abrams Rd., Suite 300
Audit Committee		Dallas, Texas 75231
U.S.A.
	Attention:	Chairman, Board of Directors
[or, as appropriate]
Chairman, Audit Committee

E-mail the Independent Directors
on the Zion Board
independentdirectors@zionoil.com

Call Confidential Business
Conduct Hotline		+800-___________________

• All complaints and concerns will be received and processed by Office of the General Counsel and Compliance Office.

• Complaints relating to Zion's accounting, internal accounting controls or auditing will be referred to members of the Audit Committee.

• Other concerns may be referred to the Lead Director of the Zion Board at leaddirector@zionoil.com

• When possible, we will acknowledge receipt of your written complaint or concern.

• You can report your complaint or concern anonymously or confidentially by using Zion's confidential Business Conduct Hotline listed above.

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